Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Hawkins, Inc.:

We consent to the use of our report dated May 23, 2019, with respect to the consolidated balance sheets of Hawkins, Inc. and subsidiaries as of March 31, 2019 and April 1, 2018, and the related consolidated statements of income (loss), comprehensive income (loss), shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2019, and the related notes and financial statement schedule II (collectively, the "consolidated financial statements"), and the effectiveness of internal control over financial reporting as of March 31, 2019, incorporated herein by reference.

/s/ KPMG LLP

Minneapolis, Minnesota
November 1, 2019